UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 2)*

First Watch Restaurant Group, Inc.
 (Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE
(Title of Class of Securities)

33748L101
(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 33748L101	SCHEDULE 13G	Page 2 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
34,089,784

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
34,089,784

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
34,089,784

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
57.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 3 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
34,089,784

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
34,089,784

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
34,089,784

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
57.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 4 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
34,089,784

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
34,089,784

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
34,089,784

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
57.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 5 of 36 Pages
1	NAMES OF REPORTING PERSONS
GPE VIII GP S.à.r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
23,372,568

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
23,372,568

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,372,568

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
39.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 6 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,043,069

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,043,069

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,043,069

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 7 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-1 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,217,574

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,217,574

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,217,574

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 8 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-2 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,653,457

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,653,457

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,653,457

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.8% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 9 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-3 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,581,893

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,581,893

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,581,893

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 10 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,231,541

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
6,231,541

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,231,541

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 11 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,017,819

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,017,819

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,017,819

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 12 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
870,483

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
870,483

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
870,483

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 13 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
257,957

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
257,957

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
257,957

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 14 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,285,344

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,285,344

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,285,344

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.8% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 15 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-I Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,125,090

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,125,090

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,125,090

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 16 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-J Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,088,341

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,088,341

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,088,341

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 17 of 36 Pages
1	NAMES OF REPORTING PERSONS
GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
9,276,306

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
9,276,306

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,276,306

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 18 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,792,307

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,792,307

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,792,307

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 19 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
969,411

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
969,411

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
969,411

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 20 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,644,184

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,644,184

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,644,184

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 21 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-K Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
979,876

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
979,876

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
979,876

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 22 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-L Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
890,528

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
890,528

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
890,528

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 23 of 36 Pages
1	NAMES OF REPORTING PERSONS
AP GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,440,910

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,440,910

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,440,910

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 24 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
75,408

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
75,408

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
75,408

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 25 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
469,961

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
469,961

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
469,961

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.8% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 26 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
90,612

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
90,612

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
90,612

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 27 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
62,691

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
62,691

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
62,691

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 28 of 36 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
742,238

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
742,238

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
742,238

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 59,817,629 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP No. 33748L101	SCHEDULE 13G	Page 29 of 36 Pages
Item 1.	Issuer

(a)	Name of Issuer:

First Watch Restaurant Group, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

8725 Pendery Place, Suite 201 Bradenton, FL 34201

Item 2.	Filing Person

(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)          Advent International, L.P. (f/k/a Advent International Corporation) a Delaware limited partnership;
(ii)         Advent International GP, LLC, a Delaware limited liability company;
(iii)        Advent International GPE VIII, LLC, a Delaware limited liability company;
(iv)        GPE VIII GP S.à.r.l., a Luxembourg Société à responsabilité limitée;
(v)         Advent International GPE VIII Limited Partnership, a Delaware limited partnership;
(vi)        Advent International GPE VIII-B-1 Limited Partnership, a Delaware limited partnership;
(vii)       Advent International GPE VIII-B-2 Limited Partnership, a Delaware limited partnership;
(viii)      Advent International GPE VIII-B-3 Limited Partnership, a Delaware limited partnership;
(ix)        Advent International GPE VIII-B Limited Partnership, a Delaware limited partnership;
(x)          Advent International GPE VIII-C Limited Partnership, a Delaware limited partnership;
(xi)        Advent International GPE VIII-D Limited Partnership, a Delaware limited partnership;
(xii)       Advent International GPE VIII-F Limited Partnership, a Delaware limited partnership;
(xiii)      Advent International GPE VIII-H Limited Partnership, a Delaware limited partnership;
(xiv)      Advent International GPE VIII-I Limited Partnership, a Delaware limited partnership;
(xv)        Advent International GPE VIII-J Limited Partnership, a Delaware limited partnership (the funds set forth in the foregoing clauses (v)-(xv), the “Advent VIII Luxembourg Funds”);
(xvi)      GPE VIII GP Limited Partnership, a Cayman Islands limited partnership;
(xvii)     Advent International GPE VIII-A Limited Partnership, a Cayman Islands limited partnership;
(xviii)    Advent International GPE VIII-E Limited Partnership, a Cayman Islands limited partnership;
(xix)      Advent International GPE VIII-G Limited Partnership, a Cayman Islands limited partnership;
(xx)       Advent International GPE VIII-K Limited Partnership, a Cayman Islands limited partnership;
(xxi)       Advent International GPE VIII-L Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xvii)-(xxi), the “Advent VIII Cayman Funds”);
(xxii)     AP GPE VIII GP Limited Partnership, a Delaware limited partnership;
(xxiii)    Advent Partners GPE VIII Limited Partnership, a Delaware limited partnership;
(xxiv)    Advent Partners GPE VIII Cayman Limited Partnership, a Cayman Islands limited partnership;
(xxv)     Advent Partners GPE VIII-A Limited Partnership, a Delaware limited partnership;
(xxvi)    Advent Partners GPE VIII-A Cayman Limited Partnership, a Cayman Islands limited partnership;
(xxvii)   Advent Partners GPE VIII-B Cayman Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xxiii)-(xxvii), the “Advent VIII Partners Funds” and together with the Advent VIII Luxembourg Funds and the Advent VIII Cayman Funds, the “Advent VIII Funds”).

GPE VIII GP S.à.r.l. is the general partner of the Advent VIII Luxembourg Funds. GPE VIII GP Limited Partnership is the general partner of the Advent VIII Cayman Funds. AP GPE VIII GP Limited Partnership is the general partner of the Advent VIII Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à.r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership.

Advent International GP, LLC is the general partner of Advent International, L.P., and Advent International, L.P. is the manager of Advent International GPE VIII, LLC. Each of Advent International, L.P. and Advent International GP, LLC may be deemed to have voting and dispositive power over the shares held by the Advent VIII Luxembourg Funds, the Advent VIII Cayman Funds and the Advent VIII Partners Funds.

CUSIP No. 33748L101	SCHEDULE 13G	Page 30 of 36 Pages

The address of the principal business and the principal office of the Reporting Persons is Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-8069.

During 2023, Advent International Corporation effected a change in the form of entity and became Advent International, L.P. Accordingly, Advent International GP, LLC, which is the general partner of Advent International, L.P., has been added as a Reporting Person on this Schedule 13G.

(d)	Title of Class of Securities:

Common Stock, $0.01 par value per share ( “Common Stock”)

(e)	CUSIP Number: 33748L101

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) -- (c)	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP No. 33748L101	SCHEDULE 13G	Page 31 of 36 Pages
	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International, L.P.	34,089,784	34,089,784		34,089,784		57.0%
Advent International GP, LLC	34,089,784	34,089,784	—	34,089,784	—	57.0%
Advent International GPE VIII, LLC	34,089,784	34,089,784	—	34,089,784	—	57.0%
GPE VIII GP S.à.r.l.	23,372,568	23,372,568	—	23,372,568	—	39.1%
Advent International GPE VIII Limited Partnership	2,043,069	2,043,069	—	2,043,069	—	3.4%
Advent International GPE VIII-B-1 Limited Partnership	2,217,574	2,217,574	—	2,217,574	—	3.7%
Advent International GPE VIII-B-2 Limited Partnership	1,653,457	1,653,457	—	1,653,457	—	2.8%
Advent International GPE VIII-B-3 Limited Partnership	2,581,893	2,581,893	—	2,581,893	—	4.3%
Advent International GPE VIII-B Limited Partnership	6,231,541	6,231,541	—	6,231,541	—	10.4%
Advent International GPE VIII-C Limited Partnership	1,017,819	1,017,819	—	1,017,819	—	1.7%
Advent International GPE VIII-D Limited Partnership	870,483	870,483	—	870,483	—	1.5%
Advent International GPE VIII-F Limited Partnership	257,957	257,957	—	257,957	—	0.4%
Advent International GPE VIII-H Limited Partnership	2,285,344	2,285,344	—	2,285,344	—	3.8%
Advent International GPE VIII-I Limited Partnership	2,125,090	2,125,090	—	2,125,090	—	3.6%
Advent International GPE VIII-J Limited Partnership	2,088,341	2,088,341	—	2,088,341	—	3.5%
GPE VIII GP Limited Partnership	9,276,306	9,276,306	—	9,276,306	—	15.5%
Advent International GPE VIII-A Limited Partnership	4,792,307	4,792,307	—	4,792,307	—	8.0%
Advent International GPE VIII-E Limited Partnership	969,411	969,411	—	969,411	—	1.6%
Advent International GPE VIII-G Limited Partnership	1,644,184	1,644,184	—	1,644,184	—	2.7%
Advent International GPE VIII-K Limited Partnership	979,876	979,876	—	979,876	—	1.6%
Advent International GPE VIII-L Limited Partnership	890,528	890,528	—	890,528	—	1.5%
AP GPE VIII GP Limited Partnership	1,440,910	1,440,910	—	1,440,910	—	2.4%
Advent Partners GPE VIII Limited Partnership	75,408	75,408	—	75,408	—	0.1%
Advent Partners GPE VIII Cayman Limited Partnership	469,961	469,961	—	469,961	—	0.8%
Advent Partners GPE VIII-A Limited Partnership	90,612	90,612	—	90,612	—	0.2%
Advent Partners GPE VIII-A Cayman Limited Partnership	62,691	62,691	—	62,691	—	0.1%
Advent Partners GPE VIII-B Cayman Limited Partnership	742,238	742,238	—	742,238	—	1.2%

CUSIP No. 33748L101	SCHEDULE 13G	Page 32 of 36 Pages
Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b)(1).

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 33748L101	SCHEDULE 13G	Page 33 of 36 Pages
SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2024	ADVENT INTERNATIONAL, L.P. By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Vice President of Finance

Date: February 14, 2024
ADVENT INTERNATIONAL GP, LLC
/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE VIII LIMITED
PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-B-1 LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-B-2 LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-B-3 LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B LIMITED
PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-C LIMITED
PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-D LIMITED
PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-F LIMITED
PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-H LIMITED
PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-I LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-J LIMITED PARTNERSHIP

By: GPE VIII GP S.A.R.L., GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC,
MANAGER

CUSIP No. 33748L101	SCHEDULE 13G	Page 34 of 36 Pages
/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL, L.P.,
MANAGER By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE VIII-A LIMITED
PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-E LIMITED
PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-G LIMITED
PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-K LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-L LIMITED PARTNERSHIP

By: GPE VIII GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC,
GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P.,
MANAGER By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 33748L101	SCHEDULE 13G	Page 35 of 36 Pages
Date: February 14, 2024
ADVENT PARTNERS GPE VIII LIMITED
PARTNERSHIP
ADVENT PARTNERS GPE VIII CAYMAN LIMITED
PARTNERSHIP
ADVENT PARTNERS GPE VIII-A LIMITED
PARTNERSHIP
ADVENT PARTNERS GPE VIII-A CAYMAN
LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII-B CAYMAN
LIMITED PARTNERSHIP

By: ADVENT GPE VIII GP LIMITED
PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC,
GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC,
GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	GPE VIII GP S.A.R.L.

By: ADVENT INTERNATIONAL GPE VIII, LLC,
MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL, L.P.,
MANAGER By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	GPE VIII GP LIMITED PARTNERSHIP

By: ADVENT INTERNATIONAL GPE VIII, LLC,
GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P.,

CUSIP No. 33748L101	SCHEDULE 13G	Page 36 of 36 Pages
MANAGER By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

AP GPE VIII GP LIMITED PARTNERSHIP By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER By: ADVENT INTERNATIONAL, L.P., MANAGER By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER /s/ Neil Crawford
Name: Neil Crawford Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE VIII, LLC

By: ADVENT INTERNATIONAL, L.P.,
MANAGER By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance